INVESTMENT ADVISORY AGREEMENT

BNY Mellon FUNDS TRUST
240 Greenwich Street
New York, New York 10286

June 14, 2000
Amended as of: June 3, 2019

BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286

Ladies and Gentlemen:

The above-named investment company (the "Fund") consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), herewith confirms its agreement with you as follows:

The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in the Prospectuses and Statements of Additional Information of the Series as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Fund's Board. The Fund desires to employ you to act as its investment adviser.

In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Fund. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Fund's behalf in any such respect. We have discussed and concur in your employing on this basis for as long as you deem it appropriate the indicated sub-investment advisers (the "Sub-Investment Advisers") named on Schedule 1 hereto to act as the Fund's sub-investment adviser with respect to the Series indicated on Schedule 1 hereto (the "Sub-Advised Series") to provide day-to-day management of the Sub-Advised Series' investments.

Subject to the supervision and approval of the Fund's Board, you will provide investment management of each Series' portfolio in accordance with the investment objectives and policies of the Series as stated in their respective Prospectuses and Statements of Additional Information as from time to time in effect. In connection therewith, you will supervise each Series' investments and conduct, or with respect to the Sub-Advised Series, supervise, a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such Series' assets. You will furnish to the Fund such statistical information, with respect to the investments which a Series may hold or contemplate purchasing, as the Fund may reasonably request. The Fund wishes to be informed of important developments materially affecting the Series and shall expect you, on your own initiative, to furnish to the Fund from time to time such information as you may believe appropriate for this purpose.

You shall exercise your best judgment in rendering the services to be provided to the Fund hereunder and the Fund agrees as an inducement to your undertaking the same that neither you nor a Sub-Investment Adviser shall be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund or one or more Series, provided that nothing herein shall be deemed to protect or purport to protect you or the Sub-Investment Adviser against any liability to the Fund or a Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder, or to which the Sub-Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under its Sub-Investment Advisory Agreement with you or by reason of its reckless disregard of its obligations and duties under said Agreement.

In consideration of services rendered pursuant to this Agreement, the Fund will pay you on the first business day of each month a fee with respect to each Series at the annual rate specified on Schedule 1 hereto. For that purpose, the value of the net assets of each Series and the net asset value per share shall be computed in the manner specified in the Fund's charter documents and computed on such days and at such time or times, and otherwise in the manner, as described in the then-current Prospectus and Statement of Additional Information with respect to each Series. The fee for the period from the date of the commencement of the public sale of a Series' shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

You will bear all expenses in connection with the performance of your services under this Agreement and will pay all fees of each Sub-Investment Adviser in connection with its duties in respect of the Fund. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by you or any Sub-Investment Adviser. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not your officers, directors or employees or holders of 5% or more of your outstanding voting securities or those of any Sub-Investment Adviser or any affiliate of you or the Sub-Investment Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, office facilities, data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, stationery and office supplies, preparation of reports to the Fund's stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities, calculation of the net asset value of the Fund's shares, insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

The Fund understands that you and each Sub-Investment Adviser now act, and that from time to time hereafter you or any Sub-Investment Adviser may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Fund has no objection to your and the Sub-Investment Adviser's so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Series or the size of the position obtainable for or disposed of by one or more Series.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Neither you nor a Sub-Investment Adviser shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any Series in connection with the matters to which this Agreement relates, except, in your case, for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement and, in the case of a Sub-Investment Adviser, for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Sub-Investment Adviser of its obligations and duties under its Sub-Investment Advisory Agreement with you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, or employee of the Fund, shall be deemed, when acting in the capacity of officer, Board member, or employee of the Fund, to be rendering such services to or acting solely for the Fund and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Exhibit A hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Exhibit A hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Fund's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Fund's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on 60 days' notice, by the Fund's Board or by vote of holders of a majority of such Series' outstanding voting securities or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act).

The Fund recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies), and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Fund's investment adviser, the Fund agrees that, at your request, the Fund will take all necessary action to change the name of the Fund to a name not including "BNY Mellon" or "BNY Mellon Wealth Management" in any form or combination of words.

The Fund is agreeing to the provisions of this Agreement that limit a Sub-Investment Adviser's liability and other provisions relating to a Sub-Investment Adviser so as to induce the Sub-Investment Adviser to enter into its Sub-Investment Advisory Agreement with you and to perform its obligations thereunder. Each Sub-Investment Adviser is expressly made a third party beneficiary of this Agreement with rights as respects the Sub-Advised Series to the same extent as if it had been a party hereto.

This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund or Series, as the case may be, and shall not be binding upon any Board member, officer or shareholder of the Fund individually.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY Mellon FUNDS TRUST

By: /s/ Patrick T. Crowe Name: Patrick T. Crowe Title: President
Accepted:

BNY Mellon Investment Adviser, Inc.

By: /s/ Renee LaRoche-Morris Name: Renee LaRoche-Morris Title: President

SCHEDULE 1

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets

BNY Mellon Asset Allocation Fund	*
BNY Mellon Tax-Sensitive Large Cap Multi-Strategy Fund[1]	**
BNY Mellon Large Cap Stock Fund[2]	.65%
BNY Mellon Bond Fund	.40%
BNY Mellon Corporate Bond Fund	.40%
BNY Mellon Emerging Markets Fund[2]	1.15%
BNY Mellon Focused Equity Opportunities Fund	.70%
BNY Mellon Government Money Market Fund	.15%
BNY Mellon Income Stock Fund[2]	.65%
BNY Mellon Intermediate Bond Fund	.40%
BNY Mellon International Equity Income Fund[2]	.85%
BNY Mellon International Fund[2]	.85%
BNY Mellon Massachusetts Intermediate Municipal Bond Fund	.35%
BNY Mellon Mid Cap Multi-Strategy Fund[3]	.75%
BNY Mellon Municipal Opportunities Fund	.50%
BNY Mellon National Intermediate Municipal Bond Fund	.35%

SCHEDULE 1 (Continued) BNY Mellon National Municipal Money Market Fund	.15%
BNY Mellon National Short-Term Municipal Bond Fund	.35%
BNY Mellon New York Intermediate Tax-Exempt Bond Fund	.50%
BNY Mellon Pennsylvania Intermediate Municipal Bond Fund	.50%
BNY Mellon Short-Term U.S. Government Securities Fund	.35%
BNY Mellon Small Cap Multi-Strategy Fund[2]	.85%
BNY Mellon Small/Mid Cap Multi-Strategy Fund[2]	.75%

Amended as of: September 1, 2021

EXHIBIT A

Name of Series	Reapproval Date	Reapproval Day

BNY Mellon Asset Allocation Fund	June 1, 2022	June 1st
BNY Mellon Bond Fund	June 1, 2022	June 1st
BNY Mellon Corporate Bond Fund	June 1, 2022	June 1st
BNY Mellon Emerging Markets Fund	June 1, 2022	June 1st
BNY Mellon Focused Equity Opportunities Fund	June 1, 2022	June 1st
BNY Mellon Government Money Market Fund	June 1, 2022	June 1st
BNY Mellon Income Stock Fund	June 1, 2022	June 1st
BNY Mellon Intermediate Bond Fund	June 1, 2022	June 1st
BNY Mellon International Equity Income Fund	June 1, 2022	June 1st
BNY Mellon International Fund	June 1, 2022	June 1st
BNY Mellon Large Cap Stock Fund	June 1, 2022	June 1st
BNY Mellon Massachusetts Intermediate Municipal Bond Fund	June 1, 2022	June 1st
BNY Mellon Mid Cap Multi-Strategy Fund	June 1, 2022	June 1st
BNY Mellon Municipal Opportunities Fund	June 1, 2022	June 1st
BNY Mellon National Intermediate Municipal Bond Fund	June 1, 2022	June 1st
BNY Mellon National Municipal Money Market Fund	June 1, 2022	June 1st
BNY Mellon National Short-Term Municipal Bond Fund	June 1, 2022	June 1st
BNY Mellon New York Intermediate Tax-Exempt Bond Fund	June 1, 2022	June 1st
BNY Mellon Pennsylvania Intermediate Municipal Bond Fund	June 1, 2022	June 1st
BNY Mellon Short-Term U.S. Government Securities Fund	June 1, 2022	June 1st
BNY Mellon Small Cap Multi-Strategy Fund	June 1, 2022	June 1st
BNY Mellon Small/Mid Cap Multi-Strategy Fund	June 1, 2022	June 1st
BNY Mellon Tax-Sensitive Large Cap Multi-Strategy Fund	June 1, 2022	June 1st

* The investment advisory fee of BNY Mellon Asset Allocation Fund will be calculated at the annual rate of .65% applied to that portion of the Fund's average daily net assets allocated to direct investments in equity securities, at the annual rate of .40% applied to that portion of the Fund's average daily net assets allocated to direct investments in debt securities, and at the annual rate of .15% applied to that portion of the Fund's average daily net assets allocated to investments in money market instruments and other investment companies, including other BNY Mellon Funds, funds in the BNY Mellon Family of Funds and unaffiliated open-end funds, closed-end funds and exchange-traded funds.

** The investment advisory fee of BNY Mellon Tax-Sensitive Large Cap Multi-Strategy Fund will be calculated at the annual rate of .70% applied to that portion of the Fund's average daily net assets allocated to direct investments in securities, and at the annual rate of .15% applied to that portion of the Fund's average daily net assets allocated to investments in other investment companies, including other BNY Mellon Funds, funds in the BNY Mellon Family of Funds and unaffiliated open-end funds, closed-end funds and exchange-traded funds.

[1] BNY Mellon Investment Adviser, Inc. has engaged Walter Scott & Partners Limited and Newton Investment Management North America, LLC to act as sub-investment advisers to BNY Mellon Tax-Sensitive Large Cap Multi-Strategy Fund.

[2] BNY Mellon Investment Adviser, Inc. has engaged Newton Investment Management North America, LLC to act as a sub-investment adviser to BNY Mellon Large Cap Stock Fund, BNY Mellon Emerging Markets Fund, BNY Mellon Income Stock Fund, BNY Mellon International Equity Income Fund, BNY Mellon International Fund, BNY Mellon Small Cap Multi-Strategy Fund, and BNY Mellon Small/Mid Cap Multi-Strategy Fund.

[3] BNY Mellon Investment Adviser, Inc. has engaged Boston Partners Global Investors, Inc., Geneva Capital Management LLC, and Newton Investment Management North America, LLC to act as sub-investment advisers to BNY Mellon Mid Cap Multi-Strategy Fund.